Exhibit 23.1


                               CONSENT OF KPMG LLP


We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 24, 2000, relating to the consolidated balance sheets of VASCO Data Security International, Inc. and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, comprehensive income, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of VASCO Data Security International, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP



Chicago, Illinois
September 20, 2000